As filed with the Securities and Exchange Commission on June 18, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Fitbit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-8920744
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Fitbit, Inc.

405 Howard Street

San Francisco, California 94105

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2007 Stock Plan

2015 Equity Incentive Plan

2015 Employee Stock Purchase Plan

(Full title of the plans)

James Park

President, Chief Executive Officer, and Chairman

Fitbit, Inc.

405 Howard Street

San Francisco, California 94105

(415) 513-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Cynthia C. Hess, Esq. Jeffrey R. Vetter, Esq. James D. Evans, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Andy Missan, Esq. Vice President and General Counsel Fitbit, Inc. 405 Howard Street San Francisco, California 94105 (415) 513-1000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.0001 par value per share
- To be issued under the 2015 Equity Incentive Plan	6,193,474(2)	$20.00(3)	$123,869,480(3)	$14,394
- To be issued under the 2015 Employee Stock Purchase Plan	3,750,000(4)	17.00(5)	63,750,000(5)	7,408
- Outstanding under the Amended and Restated 2007 Stock Plan	49,576,061(6)	—(7)	—(7)	—
- Outstanding under the 2015 Equity Incentive Plan	255,000(8)	20.00(3)	5,100,000(3)	593
Class B common stock, $0.0001 par value per share
- Outstanding under the Amended and Restated 2007 Stock Plan	49,576,061(9)	2.82(10)	139,804,493(10)	16,246
TOTAL	109,350,596		$332,523,973	$38,641

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A or Class B common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Class A or Class B common stock.
(2)	Shares of Class A common stock reserved for issuance under the 2015 Equity Incentive Plan (“2015 Plan”) consists of 6,193,474 shares of Class A common stock previously reserved but unissued under the Amended and Restated 2007 Stock Plan, as amended (“2007 Plan”), that are now available for issuance under the 2015 Plan. To the extent outstanding awards under the 2007 Plan are forfeited, lapse unexercised or would otherwise have been returned to the share reserve under the 2007 Plan, the shares of Class B common stock subject to such awards instead will be available for future issuance as Class A common stock under the 2015 Plan. See footnote 6 below.
(3)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the initial public offering price per share of the Registrant’s Class A common stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on or around June 18, 2015 pursuant to Rule 424(b) under the Securities Act.
(4)	Represents shares reserved for issuance under the 2015 Employee Stock Purchase Plan (“Purchase Plan”) as of the date of this Registration Statement.
(5)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the initial public offering price per share of the Registrant’s Class A common stock multiplied by 85%, which is the percentage of the price per share applicable to purchases under the Purchase Plan.
(6)	Represents shares of Registrant’s Class A common stock reserved for issuance upon conversion of Class B common stock underlying stock options and restricted stock units outstanding under the 2007 Plan as of the date of this Registration Statement. Any shares of Class B common stock that are subject to awards under the 2007 Plan that are forfeited, lapse unexercised or would otherwise have been returned to the share reserve under the 2007 Plan, instead will be available for issuance as Class A common stock under the 2015 Plan. See footnote 2 above.
(7)	Pursuant to Rule 457(i) under the Securities Act, there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of the shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of Class B common stock.
(8)	Represents shares of Class A common stock reserved for issuance pursuant to a stock option outstanding under the 2015 Plan as of the date of this Registration Statement. Any shares of Class A common stock that are subject to stock options, restricted stock units or other equity awards under the 2015 Plan that are forfeited, lapse unexercised, terminated or otherwise surrendered will return to the share reserve and be available for issuance again as Class A common stock under the 2015 Plan.
(9)	Represents shares of Class B common stock reserved for issuance pursuant to stock options and restricted stock units outstanding under the 2007 Plan as of the date of this Registration Statement. Any shares of Class B common stock that are subject to stock options or restricted stock units under the 2007 Plan that are forfeited, lapse unexercised or would otherwise have been returned to the share reserve under the 2007 Plan will be available for issuance as Class A common stock under the 2015 Plan. See footnote 2 above.
(10)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price for stock options outstanding under the 2007 Plan granted by the Registrant as of the date of this Registration Statement.

PART I

Information Required in the Section 10(a) Prospectus

The information called for by Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by Fitbit, Inc. (the “Registrant”) with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s prospectus filed on June 18, 2015 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (Registration No. 333-203941), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)	the description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-37444) filed with the Commission on June 15, 2015 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation to be effective immediately prior to the completion of the Registrant’s initial public offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws to be effective immediately prior to the completion of the Registrant’s initial public offering, provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the restated bylaws are not exclusive.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

Reference is also made to the Underwriting Agreement filed with the Form S-1 for the Registrant’s initial public offering, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities.

See also the undertakings set out in response to Item 9 of this Registration Statement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.1	Sixth Amended and Restated Certificate of Incorporation, as currently in effect.	S-1/A	333-203941	3.1	6/2/2015

4.2	Form of Restated Certificate of Incorporation, to be effective immediately prior to the completion of the Registrant’s public offering.	S-1/A	333-203941	3.2	6/2/2015

4.3	Second Amended and Restated Bylaws, as currently in effect.	S-1	333-203941	3.3	5/7/2015

4.4	Form of Restated Bylaws, to be effective immediately prior to the completion of the Registrant’s public offering.	S-1/A	333-203941	3.4	6/2/2015

4.5	Form of Class A Common Stock Certificate of the Registrant.	S-1/A	333-203941	4.1	6/2/2015

4.6	Amended and Restated 2007 Stock Plan, as amended, and forms of award agreements.	S-1	333-203941	10.2	5/7/2015

4.7	2015 Equity Incentive Plan and forms of award agreements.	S-1	333-203941	10.3	5/7/2015

4.8	2015 Employee Stock Purchase Plan.	S-1	333-203941	10.4	5/7/2015

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.					X

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (A)(1)(i) and (A)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 18th day of June, 2015.

FITBIT, INC.

By:	/s/ James Park
James Park President, Chief Executive Officer, and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James Park and William Zerella, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Park James Park	President, Chief Executive Officer, and Chairman (Principal Executive Officer)	June 18, 2015

/s/ William Zerella William Zerella	Chief Financial Officer (Principal Financial and Accounting Officer)	June 18, 2015

/s/ Eric N. Friedman Eric N. Friedman	Chief Technology Officer and Director	June 18, 2015

/s/ Jonathan D. Callaghan Jonathan D. Callaghan	Director	June 18, 2015

/s/ Steve Murray Steve Murray	Director	June 18, 2015

/s/ Christopher Paisley Christopher Paisley	Director	June 18, 2015

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.1	Sixth Amended and Restated Certificate of Incorporation, as currently in effect.	S-1/A	333-203941	3.1	6/2/2015

4.2	Form of Restated Certificate of Incorporation, to be effective immediately prior to the completion of the Registrant’s public offering.	S-1/A	333-203941	3.2	6/2/2015

4.3	Second Amended and Restated Bylaws, as currently in effect.	S-1	333-203941	3.3	5/7/2015

4.4	Form of Restated Bylaws, to be effective immediately prior to the completion of the Registrant’s public offering.	S-1/A	333-203941	3.4	6/2/2015

4.5	Form of Class A Common Stock Certificate of the Registrant.	S-1/A	333-203941	4.1	6/2/2015

4.6	Amended and Restated 2007 Stock Plan, as amended, and forms of award agreements.	S-1	333-203941	10.2	5/7/2015

4.7	2015 Equity Incentive Plan and form of award agreements.	S-1	333-203941	10.3	5/7/2015

4.8	2015 Employee Stock Purchase Plan.	S-1	333-203941	10.4	5/7/2015

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of PricewaterhouseCoopers, independent registered public accounting firm.					X

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X